Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
EXCLUSIVE LICENSE AGREEMENT
Re: BCM BLG # 13-040 Entitled “Methods for Inducing Selective Apoptosis”
This Exclusive License Agreement (hereinafter called “Agreement”), to be effective as of the 1st day of November, 2014 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BCM”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Bellicum Pharmaceuticals, Inc., a corporation organized under the laws of Delaware and having a principal place of business at 2130 West Holcombe Blvd., Suite 850, Houston, TX 77030, and its Affiliates (hereinafter, collectively referred to as “LICENSEE”).
WITNESSETH:
WHEREAS, BCM’s mission is to advance human health through the integration of education, research, patient care and community service; and
WHEREAS, BCM is the owner of Patent Rights as defined below; and
WHEREAS, BCM is willing to grant a royalty bearing, worldwide, exclusive license to Patent Rights to LICENSEE on the terms set forth herein; and
WHEREAS, LICENSEE desires to obtain said exclusive license under Patent Rights.
NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:
1.DEFINITIONS AS USED HEREIN
1.1    The term “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with LICENSEE. For purposes of this Section 1.1, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such entity, whether through the ownership of securities, by contract or otherwise. Without limitation, “control” shall be presumed to exist when an entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other entity; or (ii) possesses directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other entity.
1.2    The term “BCM Confidential Information” shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information that are owned by BCM.
1.3    The term “Developers” shall mean [*…***…], employees of BCM.
1.3    The term “Field” shall mean all fields.

1.4    The term “Legal Costs” shall mean all legal fees and expenses, filing or maintenance fees, assessments and all other costs and expenses reasonably incurred by BCM for prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries.

1.5    The term “Licensed Product(s)” shall mean any product, process or service the manufacture, use, sale, offer for sale or import of which, absent the rights and licenses granted by BCM to LICENSEE hereunder, would infringe a Valid Claim.
1.6    The term “Net Sales” shall mean the gross amount of monies or cash equivalent or other consideration which is received for sales, leases or other modes of transfer (excluding consideration received for the grant of a sublicense hereunder) of Licensed Products by LICENSEE or its sublicensee(s) to third parties (whether end users, wholesaler(s) or distributor(s)), less:
(i) [*…***…];
(ii) […***…];
(iii) […***…]; and
(iv) […***…].

The term “Net Sales” in the case of non-cash sales, shall mean the fair market value of the non-monetary consideration received by LICENSEE or sublicensees that is attributable to the sale, lease or other mode of transfer of Licensed Products to third parties. A sale of a Licensed Product between LICENSEE and a sublicensee for resale to a third party shall not be considered a “sale” for the purpose of this Section 1.6, but the resale of such Licensed Product by such sublicensee or LICENSEE (as applicable) to a third party shall be a “sale” under this Section 1.6.
1.7    The term “Party” shall mean either LICENSEE or BCM, and “Parties” shall mean LICENSEE and BCM.
1.8    The term “Patent Rights” shall mean United States Patent Application Serial No. 61/347,154, entitled “Methods for Inducing Selective Apoptosis” filed May 21, 2010, and (i) all patent applications (including provisional applications) that claim priority from Serial No. 61/347,154, (ii) any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in the aforementioned patent applications and are dominated by the claims of the existing Patent Rights, and extensions thereof, (iii) any and all United States patents which issue from the foregoing described patent applications, and all other counterparts, pending or issued, and patents in all other countries. Patent Rights shall specifically include the patents and/or patent applications identified in Appendix A.
1.9    The term “Sublicensing Revenue” shall mean all cash and non-cash consideration, including, but not limited to, sublicensing fees, milestone payments and sublicense maintenance fees, actually received by LICENSEE that is directly attributable to the grant of a sublicense under the license rights granted to LICENSEE hereunder; provided that in the event that LICENSEE receives non-cash consideration, Sublicensing Revenue shall be calculated based on the fair market value of such non-cash consideration, assuming an arm’s length transaction made in the ordinary course of business, but expressly excluding the following payments:

(a) […***…];
(b) […***…];
(c) […***…];
(d) […***…]; and
(e) […***…].
1.10    The term “Territory” shall mean the entire world.

1.11    The term “Valid Claim” shall mean a claim of a pending or an issued patent within the Patent Rights, which claim has not expired, lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an un-reversed and un-appealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
2.GRANT OF LICENSE
2.1    License Grant. Subject to the restrictions set forth in Sections 2.2 and 2.3, BCM hereby grants to LICENSEE an exclusive, worldwide, sublicensable license under the Patent Rights, to make, have made, use, market, sell, offer to sell, lease and import Licensed Products in the Field in the Territory.
2.2    Restrictions on License. The grant in Section 2.1 shall be further subject to, restricted by and non-exclusive with respect to:
(i) the making or use of the Subject Technology and Patent Rights by BCM for non-commercial research, patient care, teaching and other educationally related purposes;
(ii) the making or use of the Subject Technology and Patent Rights by the Developers for non-commercial research purposes at academic or research institutions;
(iii) any non-exclusive license of the Subject Technology and/or Patent Rights that BCM grants to other academic or research institutions for non-commercial research purposes;
(iv) the making or use of the Subject Technology and Patent Rights by academic and research institutions for non-commercial research purposes; and

(v) any non-exclusive license of the Subject Technology and/or Patent Rights that BCM is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.
(vi) any non-exclusive license of the Subject Technology and/or Patent Rights that BCM grants to [*…***…] under […***…] existing material transfer agreements with BCM.
2.3    Government Reservation. Rights and licenses granted to LICENSEE under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.
3.DILIGENCE
LICENSEE shall itself use, or shall cause its sublicensees to use, commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to diligently proceed to introduce at least one Licensed Product into the commercial market. Demonstration of such commercially reasonable efforts shall include, but not be limited to:
(i)    Annual report provided to BCM describing LICENSEE’s or its sublicensees’ progress and             activities related to research and development, securing regulatory approvals, manufacturing, sublicensing, marketing, and sales of Licensed Products;
(ii)    Initiation of a first Phase II clinical trial of a first Licensed Product within […***…] of the Agreement Date;
(iii)    Initiation of a first pivotal clinical trial and/or Phase III clinical trial of a first Licensed Product within […***…] of the Agreement Date; and
(iv)    The production of the commercialized Licensed Products and the marketing and support of the commercialized Licensed Products with at least a substantially similar level of effort as LICENSEE employs for comparable products and services marketed by LICENSEE.
Timely achievement of the foregoing items (i-iv) shall be deemed to satisfy and fully discharge LICENSEE’s obligations under this Section 3. BCM recognizes that there are many uncertainties associated with the development and commercialization of therapeutic products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA). Accordingly, in the event that LICENSEE can demonstrate to BCM its commercially reasonable efforts (with reasonable supporting documentation) to fulfill items (ii) and (iii) above, LICENSEE and BCM will negotiate in good faith a reasonable revision to items (ii) and (iii) above; provided that BCM shall not unreasonably withhold such revision. If LICENSEE anticipates that it will not fulfill a revised item (ii) or (iii), LICENSEE may obtain a […***…] extension of time in which to achieve these milestones, by paying to BCM a one-time, […***…] dollars ($[…***…] US) extension fee.
4.PAYMENTS
4.1    License Execution Fee. As partial consideration for the license rights conveyed by BCM under this Agreement, LICENSEE shall pay BCM a non-refundable license fee of TWENTY FIVE

THOUSAND DOLLARS ($25,000.00 USD). Such payment shall be due within five (5) business days after complete execution of this Agreement, and shall be paid and delivered to BCM in accordance with the invoice instructions provided below.
4.2    Annual Maintenance Fee. In addition to the foregoing license execution fee, LICENSEE agrees to pay to BCM, upon receipt of an invoice from BCM, an annual non-refundable maintenance fee of [*…***…] DOLLARS ($[…***…] USD), due upon each anniversary of the Agreement Date, beginning on the second anniversary of the Agreement Date. The annual maintenance fee obligation terminates upon the first commercial sale of a Licensed Product.
4.3    Responsibility for Legal Costs. In addition to the foregoing license execution fee, LICENSEE shall be responsible for all Legal Costs incurred by BCM after the Agreement Date.
4.4    Royalty on Net Sales. In addition to the foregoing payments and responsibilities described in Sections 4.1-4.3, LICENSEE shall pay BCM a royalty of […***…] percent ([…***…]%) of Net Sales. Collectively the royalty payments that are the subject of this Section 4.4 are termed “Royalties” for purposes of this Agreement, and shall be due and payable as provided in Section 5 and shall be delivered to BCM in accordance with the invoice instructions provided below.
4.5    Annual Minimum Royalty. In the event that the Royalties paid in any full calendar year after the first commercial sale of a Licensed Product do not reach the minimum amount set out below for such year, then within […***…] days after the end of such full calendar year LICENSEE shall pay an additional amount for the period ending December 31 of such year, so that the total amount paid to BCM under Section 4.4 and this Section 4.5 for such year shall reach such minimum amount:
(i)    […***…] DOLLARS ($[…***…] USD) in the first full calendar year following the first commercial sale of Licensed Product;
(ii)    […***…] DOLLARS ($[…***…] USD) in the second full calendar year following the first commercial sale of a Licensed Product; and
(iii)    […***…] DOLLARS ($[…***…] USD) in the third full calendar year following the first commercial sale of a Licensed Product and thereafter during the Term of this Agreement for each subsequent full calendar year.
4.6    Milestone Payments. LICENSEE shall also pay BCM the following milestone payments set forth below:
(i)    Initiation of a first Phase III clinical trial of a first Licensed Product, […***…] DOLLARS ($[…***…] USD); and
(ii)    (ii)    First Regulatory Agency – Approved Commercial Sale of a first Licensed Product, […***…] DOLLARS ($[…***…] USD).
LICENSEE shall notify BCM in writing within […***…] days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment. Milestones are to be paid regardless of whether LICENSEE or LICENSEE’s sublicensee attains such milestone.
4.7    Sublicense Revenue Payments. In the event LICENSEE grants a sublicense, grants access to, or allows the use of Patent Rights, under this Agreement, LICENSEE agrees to pay to BCM

(1)[…***…] percent ([…***…]%) of all Sublicensing Revenue received by LICENSEE before the date of initiation of the first Phase II clinical trial of a first Licensed Product; and
(2)[…***…] percent ([…***…]%) of all Sublicensing Revenue received by LICENSEE on or after the date of initiation of the first Phase II clinical trial of a first Licensed Product.
4.8    Payment Addresses. Payments sent by check are to be made payable to “Baylor College of Medicine” and shall be sent to the address below. If payments are sent by wire transfer, they shall be sent using wiring instructions provided in Appendix C. All payments shall reference BLG number(s) 13-040 (as listed on the front page of the Agreement).
BCM Tax ID #: 74-1613878
Baylor College of Medicine
Licensing Group
P.O. Box 301503
Dallas, Texas 75303-1503
Telephone No.    713-798-6821
Facsimile No.    713-798-1252
E-Mail    blg@bcm.tmc.edu
Payments shall be deemed received only upon confirmation that all funds have been received by the LICENSING GROUP as referenced above. LICENSEE hereby accepts responsibility for ensuring that each payment is addressed correctly.
Licensee Payment Contact. For questions about payments, BCM can contact LICENSEE at the address below:
Title    VP IP & Legal Affairs
Name    Ken Moseley
Address    Bellicum Pharmaceuticals, Inc.
2130 W. Holcombe Blvd.
Suite 850
Houston, TX 77030
Telephone No.    832-384-1107
Facsimile No.    832-384-1150
E-Mail    kmoseley@bellicum.com
4.9    Payment Conditions. All payments due hereunder are payable in United States dollars. No transfer, exchange, collection or other charges, including any wire transfer fees, shall be deducted from such payments. For sales of Licensed Products in currencies other than the United States, LICENSEE shall use exchange rates published in […***…] on the last business day of the month preceding the calendar quarter for which such payment is due.
4.10    Late Payments. Late payments that are overdue by thirty (30) days or more may be subject to a charge of […***…] percent ([…***…]%) per month on the unpaid, undisputed amount, the interest being compounded annually. LICENSEE shall calculate the correct late payment charge, and shall add it to each such late payment. LICENSEE’s payment of a late payment shall not negate or waive the right of BCM to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment

5.REPORTING
5.1    Annual Progress Report. No later than […***…] after December 31 of each calendar year, LICENSEE shall provide to BCM a written annual progress report describing progress on all research and development and commercial activities related to Licensed Products, during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year (“Annual Progress Report”). If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. At BCM’s request, LICENSEE shall also provide any reasonable additional data BCM requires to evaluate LICENSEE’s or its sublicensees’ diligence obligations under Section 3.
5.2    Notification of First Sale. LICENSEE shall notify BCM in writing of the date on which LICENSEE or the sublicensees make a first commercial sale of a first Licensed Product, such notification to be delivered within […***…] days of occurrence.
5.3    Royalty Reports; Other Payment Reports. From and after the date of first commercial sale of a Licensed Product, LICENSEE shall submit to BCM within […***…] after March 31, June 30, September 30 and December 31, a written Royalty report on a form provided by BCM (a current version of which is attached as Appendix B) setting forth for such calendar quarter at least the following information:
(i)    the number of Licensed Products sold by LICENSEE and sublicensees;
(ii)    total gross amount of consideration received from sales of such Licensed Products;
(iii)    the identity of non-cash consideration which is received and reported pursuant to the foregoing clause (ii);
(iv)    deductions from the gross amount reported pursuant to the foregoing clause (ii), as expressly permitted herein to determine the Net Sales thereof; and
(v)    the amount of Royalties due thereon, or, if no Royalties are due to BCM for any reporting period after LICENSEE’s Royalty reporting obligation under this Section 5.3 has commenced, the statement that no Royalties are due.
Both before and after the date of first commercial sale of a Licensed Product, LICENSEE shall submit to BCM within […***…] after March 31, June 30, September 30 and December 31, a written report of (a) the amount of Sublicensing Revenue received by LICENSEE, and the amount owed thereon pursuant to Section 4.7; and (b) the amount of other payments that became due to BCM in such calendar quarter, including but not limited to, milestone payments pursuant to Section 4.6, minimum royalty payment (if any) pursuant to Section 4.5, and annual maintenance fee payment (if applicable) pursuant to Section 4.2.
The Royalty report shall be certified as correct by an officer of LICENSEE. After termination or expiration of this Agreement, LICENSEE will continue to submit Royalty reports and payments to BCM until all products that were Licensed Products under the Agreement at the time of expiration or termination have been sold.
5.4    Payment to Accompany Royalty Reports. LICENSEE shall pay to BCM with each such royalty report the amount of Royalties and other unpaid amounts then due with respect to such calendar quarter. LICENSEE shall include in each royalty report the applicable BLG number listed on the front page of the Agreement.

5.5    Notification of Merger or Acquisition. In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, LICENSEE shall notify BCM in writing within […***…] days of such event.
6.ENTITY STATUS
If LICENSEE or any sublicensee does not qualify as a “small entity” as provided by the United States Patent and Trademark Office, LICENSEE must notify BCM promptly of such circumstance.
7.RECORDS AND INSPECTION
7.1    Accounting Records. LICENSEE shall maintain, and shall cause its sublicensees to maintain, complete and accurate records relating to any amounts payable to BCM in relation to this Agreement, which records shall contain sufficient information to permit BCM to confirm the accuracy of any financial reports delivered to BCM. The relevant party (LICENSEE or sublicensee) shall retain such records for at least three (3) years following the end of the calendar year to which they pertain.
7.2    Audit by BCM. During the Term of this Agreement as defined below and for a period of […***…] thereafter, and upon no less than thirty (30) days’ advance written notice, LICENSEE will permit a certified public accountant engaged by BCM and reasonable acceptable to LICENSEE, provided such acceptance shall not be unreasonably delayed, denied, or conditioned, to inspect the financial books and records of LICENSEE to confirm the accuracy of any royalty reports delivered to BCM pursuant to Section 5.3. LICENSEE agrees to provide such BCM accountant reasonable access during ordinary working hours to permit inspection of LICENSEE’s financial books, records, systems and processes, and shall reasonably cooperate with BCM’s accountant in support of his/her inspection activities. If BCM’s accountant reasonably determines, after any such inspection of LICENSEE’s financial books, records, systems and processes, that the books and records of any sublicensee should be inspected, BCM may request in writing that LICENSEE conduct such inspection of LICENSEE’s sublicensee, and LICENSEE shall conduct such inspection within sixty (60) days after LICENSEE receives such written request of BCM, and shall report the results of such inspection to BCM’s accountant. BCM’s accountant will enter into an appropriate confidentiality agreement with LICENSEE that is satisfactory to LICENSEE. The accountant shall provide a copy of his/her inspection report to BCM and to LICENSEE. The accountant shall not disclose to BCM any information relating to the business of LICENSEE or its sublicensees except that which is necessary to inform BCM of: (i) the accuracy or inaccuracy of LICENSEE’s royalty reports and payments under this Agreement; (ii) information concerning any payments owed by LICENSEE for any period, in the case of failure of LICENSEE to report or make payment pursuant to this Agreement; and (iii) the extent of any such inaccuracy or payments owed.
7.3    Payment Deficiency. If a payment deficiency is determined by BCM’s accountant pursuant to Section 7.2, and LICENSEE does not dispute such finding of a payment deficiency, LICENSEE shall pay the outstanding deficient amount within […***…] days of receiving written notice thereof, plus (if applicable and invoiced by BCM) interest on such outstanding deficient amount as described in Section 4.10.
7.4    Responsibility for Audit Costs. BCM will pay for any audit done under Section 7.2. However, in the event that the audit reveals an undisputed underpayment of Royalties or fees by more than […***…] percent ([…***…]%) for the period being audited, then the reasonable, out-of-pocket cost of such audit shall be paid by LICENSEE.

8.SUBLICENSES
All sublicenses granted by LICENSEE of its license rights hereunder shall be subject to the terms of this Agreement. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this Agreement. No such sublicense agreement shall contain any provision which would cause it to extend beyond the Term of this Agreement as defined below (except with respect to those terms and conditions which are specifically identified as surviving the termination or expiration of the Agreement). LICENSEE shall give BCM prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BCM with a copy of each such sublicense agreement; provided that LICENSEE may redact portions of such sublicense agreement which do not pertain to a sublicense of LICENSEE’s rights and obligations under this Agreement.
9.PATENTS AND INFRINGEMENT
9.1    Patent Prosecution Responsibility. For the Term of this Agreement as defined below, LICENSEE shall be responsible for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights, and LICENSEE agrees to pay all Legal Costs. BCM will reasonably cooperate with LICENSEE regarding such activities related to the Patent Rights. Should BCM incur any Legal Costs, LICENSEE agrees to pay invoices for such Legal Costs within […***…] days of receipt.
9.2    Notification of Intent Not to Pursue. In the event that LICENSEE decides not to file, prosecute or maintain any patent application or patent within the Patent Rights (a “Discontinued Patent”), LICENSEE shall timely notify BCM in writing thereof. LICENSEE’s right under this Agreement to practice the Discontinued Patent shall immediately terminate upon the giving of such notice, and such Discontinued Patent shall be removed from the definition of Patent Rights. Thereafter, BCM may file, prosecute and/or maintain such Discontinued Patent, at its own expense, If LICENSEE fails to notify BCM in reasonably sufficient time for BCM to assume such filing, prosecution and/or maintenance of said Discontinued Patent, LICENSEE shall be considered in default of this Agreement.
9.3    Notification of Patent Prosecution Action. LICENSEE agrees to keep BCM fully informed, at […***…]’s expense, of all prosecutions and other actions pursuant to this Section 9, including submitting to BCM copies of all official actions in patent offices and responses thereto.
9.4    Cooperation. BCM agrees to reasonably cooperate with LICENSEE to whatever extent is reasonably necessary to provide LICENSEE the full benefit of the license granted herein.
9.5    Infringement Procedures. During the Term of this Agreement as defined below, each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in Patent Rights by a third party, and with respect to such activities as are suspected. Any action or proceeding against such third party shall be instituted as following:
(i)    BCM and LICENSEE may agree to jointly institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party (“Infringement Action”). Such joint Infringement Action shall be brought in the names of both BCM and LICENSEE. LICENSEE and BCM shall agree to the manner in which they shall exercise control over any joint Infringement Action, providing however that if they cannot agree BCM shall have the right to unilaterally decide on control (and in such event, LICENSEE may withdraw as a party to such Infringement Action). In such joint Infringement Action, the out-of-pocket costs shall be borne equally, and any recovery or settlement shall be shared equally.
(ii)    If LICENSEE does not agree to participate in a joint Infringement Action, then BCM shall have the right, but not the obligation, to institute an Infringement Action on its own and in its own name. If BCM fails to bring such an Infringement Action within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then LICENSEE shall have the right, but not the obligation, to prosecute the same at its own expense and in its own name; BCM will reasonably cooperate with LICENSEE in such Infringement Action. In addition, if BCM cooperates in such Infringement Action at LICENSEE’s request, such cooperation shall be at LICENSEE’s sole expense.
(iii)    If BCM does not agree to participate in a joint Infringement Action, then LICENSEE shall have the right, but not the obligation, to institute an Infringement Action on its own and in its own name. If LICENSEE fails to bring such an Infringement Action within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then BCM shall have the right, but not the obligation, to prosecute the same at its own expense and in its own name; LICENSEE will reasonably cooperate with BCM in such Infringement Action. In addition, if LICENSEE cooperates in such Infringement Action at BCM’s request, such cooperation shall be at BCM’s sole expense.
(iv)    Should either BCM or LICENSEE commence an Infringement Action under the provisions of this Section 9.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such Infringement Action. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Patent Rights shall be apportioned as follows: (a) the Party bringing the Infringement Action shall first recover a reasonable amount equal the costs and expenses incurred by such Party directly related to the prosecution of such Infringement Action, (b) the Party cooperating in such Infringement Action shall then recover reasonable costs and expenses incurred by such Party, if any, directly related to its cooperation in the prosecution of such Infringement Action and (c) the remainder shall be divided equally between LICENSEE and BCM.
9.6    Consent to Settle. Neither BCM nor LICENSEE shall settle any Infringement Action covered by Section 9.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.
9.7    Liability for Losses. BCM shall not be liable for any losses incurred as the result of an action for infringement brought by a third party against LICENSEE as the result of LICENSEE’s exercise of any right granted under this Agreement. The decision to defend or not defend such third-party action for infringement shall be in LICENSEE’s sole discretion.
9.8    Statement Regarding Patent Rights. To the knowledge of BCM’s Licensing Group, (i) BCM owns all right, title and interest in and to the Patent Rights (with the exception of certain retained rights of the United States Government, as described in Section 2.3); (ii) inventors of the Patent Rights have been properly named; (iii) it has the authority to enter into this Agreement and grant the licenses to LICENSEE as set forth hereunder.
10.    TERM
Unless sooner terminated as otherwise provided in Section 11, the license to employ Patent Rights granted to LICENSEE herein shall expire on a country-by-country basis, on the date of expiration of the last of the Patent Rights to expire (“Term”). After such expiration, but not termination, LICENSEE shall have a perpetual, paid-in-full (i.e., royalty free) license.

11.    TERMINATION
11.1    Termination for Default. In the event of default or failure by LICENSEE to perform any of the terms, covenants or provisions of this Agreement, including failure to make timely payment, LICENSEE shall have thirty (30) days after receipt of written notice from BCM describing such default or failure and demanding its cure in which to correct such default or failure. If such default or failure is not corrected within the said thirty (30) day period, BCM shall have the right, at its option, to cancel and terminate this Agreement by delivery to LICENSEE of a written notice of termination. The failure of BCM to exercise such right of termination, for non-payment of Royalties/ fees or other non-payment, after delivering a notice of default or failure shall not be deemed to be a waiver by BCM of any other right BCM might have, nor shall such failure of BCM to exercise such right of termination preclude BCM from exercising or enforcing said right in accordance with this Section 11.1 upon any subsequent default or failure by LICENSEE.
11.2    Termination for Default of Diligence Obligations. Notwithstanding anything to the contrary in Section 11.1, if LICENSEE materially breaches or fails to perform one or more of its diligence obligations under Section 3, BCM may deliver to LICENSEE a written notice of default (which notice shall specify in reasonable detail the default). The Parties shall thereafter consult concerning the alleged default, and BCM then may provide written notice of BCM’s intent to terminate LICENSEE’s rights under this Agreement, if the default has not been cured in full within ninety (90) days. In the event of any default which is not reasonably capable of remedy within such ninety (90)-day period, LICENSEE shall provide to BCM a written proposal for such remedy (including a reasonable time period which shall not extend beyond one (1) year for completion thereof), and then if LICENSEE has not commenced or has not diligently pursued such remedy within such reasonable time period, BCM may terminate this Agreement effective immediately upon receipt of written notice.
11.3    Termination for Insolvency. BCM shall have the right, at its option, to cancel and terminate this Agreement in the event that LICENSEE shall (i) become insolvent, undergo dissolution, or initiate bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for LICENSEE and LICENSEE shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.
11.4    Termination by Licensee. LICENSEE shall have the right in its sole discretion to terminate this Agreement upon sixty (60) days’ written notice to BCM.
11.5    Effect of Termination. In the event of termination of this Agreement, all rights to Patent Rights shall revert to BCM. At the date of any termination of this Agreement, LICENSEE shall immediately cease using and exploiting any Valid Claims; provided, however, that LICENSEE and its sublicensees may sell any Licensed Products actually in the possession of LICENSEE or its sublicensees on the date of termination, provided that LICENSEE continues to submit royalty reports to BCM and pays to BCM the Royalties on all such sales in accordance with Section 5.3 with respect thereto and otherwise complying with the terms of this Agreement.
11.6    Effect of Termination on Sublicensees. Notwithstanding Section 11.5 to the contrary, at any time within thirty (30) days following termination of this Agreement, a sublicensee under this Agreement may notify BCM that it wishes to enter into a direct license with BCM (with the same effective date as the date of termination of this Agreement) in order to retain its continuous rights to the Patent Rights granted to it under its sublicense with LICENSEE (such 30-day period following termination, the “Initial Notice Period”). Following receipt of such notice, BCM and such sublicensee shall enter into a license agreement the terms of which shall be substantially similar to the terms of this Agreement; provided, however, that the scope of such direct license, the licensed territory and/or the duration of the license grant may be more limited than the corresponding terms granted to LICENSEE hereunder (for example, if such sublicense provided for such limited terms and/or if multiple sublicensees seek such direct licenses with BCM); and provided such sublicensee shall provide BCM in writing notification that such sublicensee is in good standing with respect to the sublicensing rights; and further provided that such sublicensee will be granted at least the same scope of rights as it obtained under its sublicense. For the sake of clarity, the financial terms, including without limitation, the royalty rate and milestone payments, shall be identical to the corresponding financial terms set forth in this Agreement; provided, however, that milestone payment amounts that would have been paid by LICENSEE to BCM under this Agreement will be allocated in a pro rata fashion in the event that there are multiple sublicensees.
11.7    No Refund. In the event this Agreement is terminated pursuant to this Section 11, or expires as provided for in Section 10, BCM is under no obligation to refund any payments made by LICENSEE to BCM, or due to BCM, prior to the effective date of such termination or expiration.
11.8    Survival of Termination. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 4 (regarding payment obligations that accrued during the Term), 5.3, 5.4, 7, 11.5, 11.6, 11.7, 11.8, 13, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement.
12.    ASSIGNABILITY
Without the prior written approval of BCM, which will not be unreasonably withheld, conditioned or delayed, this Agreement and LICENSEE’s rights and obligations hereunder shall not be assigned in whole or in part by LICENSEE to any person or entity whether voluntarily or involuntarily, by operation of law or otherwise. Notwithstanding the foregoing, LICENSEE may assign this Agreement and its rights and obligations hereunder without BCM’s consent, (i) in connection with the transfer or sale of all or substantially all of its assets or the business of LICENSEE to which this Agreement relates or (ii) to any Affiliate; so long as LICENSEE gives BCM prompt notice of such action and the successor entity or Affiliate, i.e., the assignee (as the case may be), acknowledges its consent and agreement to the terms of this Agreement in writing within […***…] business days of such assignment; and so long as such assignment is not entered into solely to satisfy creditors of LICENSEE. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, legal representatives and assignees of each of the Parties.
13.    GOVERNMENTAL COMPLIANCE
13.1    Compliance with Applicable Laws. LICENSEE shall at all times during the Term of this Agreement and for so long as it shall use Valid Claims of Patent Rights, or sell Licensed Products, comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Patent Rights, Licensed Products or any other activity undertaken pursuant to this Agreement.
13.2    Requirement for U.S. Manufacture. To the extent required by 35 USC § 204 (if applicable), LICENSEE agrees that Licensed Products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America and that are leased or sold in the United States shall be manufactured substantially in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency); provided that should LICENSEE decide to seek a waiver of this requirement, BCM shall reasonably cooperate with LICENSEE in seeking such waiver.

13.2.1    To the extent LICENSEE requests BCM to cooperate with LICENSEE in seeking such a waiver, upon LICENSEE’s written request, and at LICENSEE’s expense, BCM shall use reasonable efforts to apply to the applicable United States governmental agency for a waiver to such requirements; provided, however, that all reasonable costs incurred by BCM in the preparation and application of the waiver, including the reasonable costs of any action undertaken by BCM or its counsel that is necessary to satisfy any governmental agency’s request regarding such waiver, shall be paid by LICENSEE within thirty (30) days following receipt of BCM’s invoice or BCM counsel’s invoice for such costs. LICENSEE agrees that it will reasonably cooperate with BCM in such application and provide any information reasonably requested by BCM for such application. LICENSEE understands and agrees that such waivers are not guaranteed to be granted.
13.3    Export Control Regulations. The Patent Rights are subject to, and LICENSEE agrees to comply in all respects with, all applicable U.S. export laws, including but not limited to U.S. export controls under the Export Administration Regulations (15 C.F.R. Part 734 et seq.) and U.S. economic sanctions and embargoes codified in 31 C.F.R. Chapter V. LICENSEE agrees that LICENSEE bears sole responsibility for understanding and complying with current U.S. trade controls laws and regulations as applicable to its activities subject to this Agreement. Without limitation on the general agreement to comply set forth in the first sentence of this Section 13.3, LICENSEE agrees not to sell any goods, services, or technologies subject to this Agreement, or to release or disclose or re-export the same: (i) to any destination prohibited by U.S. law, including any destination subject to U.S. economic embargo; (ii) to any end-user prohibited by U.S. law, including any person or entity listed on the U.S. government’s Specially Designated Nationals list, Denied Parties List, Debarred Persons List, Unverified List, or Entities List; (iii) to any foreign national in the U.S. or abroad without prior license if required; or (iv) to any user, for any use, or to any destination without prior license if required by the US Government. Furthermore, LICENSEE agrees that any transfer of Patent Rights from BCM to LICENSEE under this Agreement may be subject to U.S. export license authorization as may be required under U.S. law.
14.    DISPUTE RESOLUTION
14.1    Amicable Resolution. The Parties shall attempt to settle any dispute or controversy between them (“Dispute”) amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a resolution of such Dispute. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations.
14.2    Failure to Amicably Resolve. If the senior executives from each Party fail to meet or if the Dispute remains unresolved for a period of […***…] days after commencing senior executive negotiations, then the Parties may mutually agree to resolve such Dispute through other informal procedural means, including, but not limited to, referral to an independent, neutral third party expert, mediation, arbitration and/or any other procedure(s) upon which the Parties mutually agree. Each Party agrees that, prior to resorting to litigation to resolve any Dispute, it will confer in good faith with the other Party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the Dispute.
14.3    Construction and Jurisdiction. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Texas.

15.    NOTICES
15.1    Addresses for Notices. All notices, reports or other communications pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service first class postage prepaid, return receipt requested, or (ii) overnight courier, or (iii) personal delivery addressed to the addressee Party at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made or given upon delivery to the addressee Party during normal hours of a business day.
In the case of BCM:
Patrick Turley
Associate General Counsel
Baylor College of Medicine
One Baylor Plaza, BCM210-600D
Houston, TX 77030
Telephone No.    713-798-6821
Facsimile No.     713-798-1252
In the case of LICENSEE:
Title    President & CEO
Name    Thomas J. Farrell
Address    Bellicum Pharmaceuticals, Inc.
2130 W. Holcombe Blvd. Suite 850
Houston, TX 77030
Telephone No.    832-384-1107
Facsimile No.    832-384-1150
15.2    Use of Reference Number. Each such report, notice or other communication shall include BLG number(s) 13-040 listed on the front page of the Agreement.
16.    INDEMNITY, INSURANCE & WARRANTIES
16.1    Indemnity.
(I)    EACH PARTY SHALL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO PATENT RIGHTS. LICENSEE AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BCM, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “BCM CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE OF PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER EMBODIMENT OF PATENT RIGHTS (INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE); PROVIDED, HOWEVER, THAT SUCH INDEMNITY OBLIGATION SHALL NOT APPLY TO ANY BCM CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY INDEMNIFIED PARTY. LICENSEE WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES

RELATED TO SUCH BCM CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS SECTION 16.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.
(II)    LICENSEE SHALL HAVE SOLE DISCRETION IN ASSUMING THE DEFENSE OF A BCM CLAIM. UPON CHOOSING TO ASSUME SUCH DEFENSE, LICENSEE SHALL SEND A NOTICE OF THE ASSUMPTION TO BCM. AFTER SENDING THE NOTICE, LICENSEE SHALL CHOOSE AND EMPLOY LEGAL COUNSEL OF REPUTABLE STANDING AND MAY CONTEST, PAY, SETTLE OR COMPROMISE THE BCM CLAIM AS IT MAY DETERMINE, SUBJECT TO THE PROVISIONS OF SECTION 16.1(iv). LICENSEE’S ASSUMPTION OF THE DEFENSE OF THE BCM CLAIM DOES NOT CONSTITUTE AN ADMISSION BY LICENSEE THAT IT IS REQUIRED TO INDEMNIFY BCM FOR THE BCM CLAIM.
(III)    LICENSEE SHALL HAVE NO OBLIGATION TO INDEMNIFY BCM UNDER THIS SECTION 16 IF BCM FAILS TO NOTIFY LICENSEE IN WRITING WITHIN TWENTY (20) BUSINESS DAYS AFTER BCM’S RECEIPT OF WRITTEN NOTICE OF THE BCM CLAIM.
(IV)    LICENSEE FURTHER AGREES NOT TO SETTLE ANY CLAIM AGAINST AN INDEMNIFIED PARTY WITHOUT THE INDEMNIFIED PARTY’S WRITTEN CONSENT WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED. UPON BCM’S WRITTEN REQUEST, LICENSEE FURTHER AGREES TO KEEP THE INDEMNIFIED PARTIES REGULARLY APPRISED OF THE BCM CLAIMS.
(V)    FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, LICENSEE SHALL HAVE NO INDEMNIFICATION OBLIGATION WHATSOEVER FOR THE POSSESSION OR USE BY BCM, ITS FACULTY MEMBERS, DEVELOPERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES, AGENTS, TRANSFEREES OR COLLABORATORS OF LICENSED PRODUCTS OR ANY OTHER EMBODIMENT OF THE PATENT RIGHTS.
16.2    Insurance.
(i)    Until LICENSEE receives commercialization approval from a national regulatory body for a Licensed Product, LICENSEE shall for so long as LICENSEE manufactures or, uses any Licensed Product(s), maintain in full force and effect policies of (a) worker’s compensation insurance within statutory limits, (b) employers’ liability insurance with limits of not less than […***…] dollars ($[…***…]) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than […***…] dollars ($[…***…]) per occurrence with an annual aggregate of […***…] dollars ($[…***…]) and (d) products liability insurance, with limits of not less than […***…] dollars ($[…***…]) per occurrence with an annual aggregate of […***…] dollars ($[…***…]).
(ii)    At such time that LICENSEE receives commercialization approval from a national regulatory body for a Licensed Product, LICENSEE shall for so long as LICENSEE manufactures, uses or sells any such Licensed Product(s), maintain in full force and effect policies of (a) worker’s compensation insurance within statutory limits, (b) employers’ liability insurance with limits of not less than […***…] dollars ($[…***…]) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than […***…] dollars ($[…***…]) per occurrence with an annual aggregate of […***…] dollars ($[…***…]) and (d) products liability insurance, with limits of not less than […***…] dollars ($[…***…]) per occurrence with an annual aggregate of […***…] dollars ($[…***…]).
(iii)    Such coverage(s) shall be purchased from a carrier or carriers having an A. M. Best rating of at least A- (A minus) and shall name BCM as an additional insured. LICENSEE shall provide to BCM copies of certificates of insurance within […***…] days after execution of this Agreement. Upon request by BCM, LICENSEE shall provide to BCM copies of said policies of insurance. It is the intention of the Parties hereto that LICENSEE shall, throughout the Term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Section 16.2. Failure of LICENSEE to comply with this requirement shall constitute a default of LICENSEE allowing BCM, at its option, to immediately terminate this Agreement.
(iv)    BCM reserves the right to request additional policies of insurance where appropriate and reasonable in light of LICENSEE’s business operations and availability of coverage.
16.3    DISCLAIMER OF WARRANTY. BCM MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO PATENT RIGHTS OR LICENSED PRODUCTS AND BCM MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF PATENT RIGHTS OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT PATENT RIGHTS OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BCM OTHER THAN THE PATENT RIGHTS REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.
17.    CONFIDENTIALITY
17.1    Scope. The term “LICENSEE Confidential Information” shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information that are owned by LICENSEE. Collectively, LICENSEE Confidential Information and BCM Confidential Information may be referred to herein as “Confidential Information.” A receiving Party shall not disclose the other Party’s Confidential Information to any third party without the other Party’s prior written consent, and shall not use such Confidential Information of the other Party except as permitted hereunder. Employees, agents or subcontractors of a receiving Party shall be given access to the other Party’s Confidential Information only on a legitimate “need to know” basis and after agreeing to be bound in writing to not divulge or reveal the other Party’s Confidential Information. The public disclosure by a receiving Party with the permission of the other Party of any one component of that which was identified as or constituted the other Party’s Confidential Information shall not prevent the other components from retaining their status as Confidential Information and the property of the other Party
17.2    Exclusion. Such obligation of confidentiality imposed on the receiving Party shall not apply to information which the receiving Party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no act or omission of the receiving Party; (iii) was known to the receiving Party prior to disclosure thereof by the other Party; (iv) was lawfully disclosed to the receiving Party on a non-confidential basis by a third party; (v) the receiving Party was compelled to disclose by law or legal process; or (vi) was approved for public release by prior written permission of the other Party.

17.3    Court Order. A receiving Party may make disclosures of the other Party’s Confidential Information to the extent required by a Court Order or governmental body, provided the receiving Party first gives prompt, written advance notice to the other Party of such required disclosure to enable the other Party to seek a protective order or otherwise prevent or restrict such disclosure, or to secure confidential treatment of its Confidential Information prior to its disclosure, and the receiving Party will disclose only for the sole purpose of and solely to the extent required by law.
17.4    Confidentiality of Agreement. Unless otherwise provided for in this Agreement, the Parties agree that this Agreement and its terms are to be considered Confidential Information of each Party and shall be treated as such.
18.    ADDITIONAL PROVISIONS
18.1    Use of Names. LICENSEE agrees that it shall not use in any way the name of “Baylor College of Medicine” or any logotypes or symbols associated with BCM or the names of any of the scientists or other researchers at BCM without the prior written consent of BCM. BCM agrees that it shall not use in any way the name of LICENSEE or any logotypes or symbols associated with LICENSEE or the names of any employees or agents of LICENSEE without the prior written consent of LICENSEE.
18.2    Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause its sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.
18.3    BCM’s Disclaimers. Neither BCM, nor any of its faculty members, scientists, researchers, employees, students, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of Patent Rights or Licensed Products which are manufactured by or sold by LICENSEE.
18.4    Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.
18.5    Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.
18.6    Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto. In lieu of such inoperative words, sentences, paragraphs or clauses, or combination of clauses, there will be added automatically as part of this Agreement, a valid, enforceable and operative provision as close to the original language as may be possible which preserves the economic benefits to the Parties.
18.7    Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.
18.8    Section and Paragraph Headings. The section and paragraph headings used in this Agreement are intended for purposes of reference and convenience only, and shall not factor into any interpretation of the Agreement.
18.9    Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, whether electronic, oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement. Electronic communication between the Parties shall not constitute an agreement of understanding, unless it is subsequently reduced to writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.
18.10    No Effect on ARIAD MTAs. Nothing in this Agreement shall be construed as limiting ARIAD Pharmaceuticals’ rights under its material transfer agreements with BCM.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

	BELLICUM PHARMACEUTICALS, INC.		BAYLOR COLLEGE OF MEDICINE
Name:	/s/ Thomas J. Farrell	Name:	/s/ Adam Kuspa, Ph.D.
Adam Kuspa, Ph. D.
Title:	President & CEO	Title:	Senior Vice President, Research
Date:	11/11/14	Date:	11/6/14

06.06.2014    Bellicum Pharmaceuticals, Inc.    BLG # 13-040

Appendix A
Patent Rights

Law Firm Ref. No. BCM Ref. No.	Title and Patent Number (if issued)	Country	Inventor(s)	Appln. No.	Filing Date	Assignment	Priority Information
BLG 13-040	Methods for Inducing Selective Apoptosis	US	Malcolm Brenner	61/347,154	May 21, 2010	BCM
BLG 13- 040	Methods for Inducing Selective Apoptosis	PCT	Malcolm Brenner	PCT/US2011/037381	May 20, 2011	BCM	61/347,154 May 21, 2010
BLG 13- 040	Methods for Inducing Selective Apoptosis	US	Malcolm Brenner	13/112,739	May 20, 2011	BCM	61/347,154 May 21, 2010
BLG 13- 040	Methods for Inducing Selective Apoptosis	US	Malcolm Brenner	13/786,672	March 6, 2013	BCM	61/347,154 May 21, 2010

Appendix B
Royalty Report

BLG #:
Licensee:
Reporting Period:
Prepared By	Date:
Approved By	Date:

Please prepare a separate report for each product line. Then combine all product lines into a summary report.

Product Line Code (SKU):

Country	Units Sold	Exchange Rate	Gross Amounts Received for Sales (USD)	Less Deductions* (USD)	Net Sales (USD)	Royalty Rate	Royalty Amount
USA
Canada
Europe:

Japan
Other:

Total							$
Third Party Royalty Payments (USD)							$
Net Royalty Payable (USD)							$
Sublicensing Revenue (USD)							$
Other Payments- Milestones, Minimum Royalties, Maintenance Fees (USD)							$
Total Payment Due (USD)							$

*    Deduction Description:

APPENDIX C
FORM OF INVOICE

INVOICE	Baylor Licensing Group One Baylor Plaza BCM210-600D Houston, TX 77030 Phone: 713-798-6821 Fax: 713-798-1252

PLEASE NOTE CHANGE OF ADDRESS FOR ALL PAYMENTS

DATE

RE:    XXXXXXXXXXXXX Fee
BLG # 13-040
Dear:
Please let this letter serve as an INVOICE for the XXXXXXXXXX fee of $XXXX for the above-referenced technology, as stated in the License Agreement, between Bellicum Pharmaceuticals, Inc. and Baylor College of Medicine.
Please make the check payable to Baylor College of Medicine Please address payment to the address listed below and include BLG ref 13-040 on all payments.
Should you choose to send payment via wire; I have attached a copy of our wire transfer instructions for your convenience.
Baylor College of Medicine
Licensing Group
P.O. Box 301503
Dallas, Texas 75303-1503
I appreciate your attention to this matter.
Best regards,
Nellie Villarreal
Administrative Coordinator
/nv

ALL WIRE TRANSFER FEES ARE TO BE PAID BY THE SENDER
(NOT BAYLOR COLLEGE OF MEDICINE).
Wire Instructions (Incoming)
Company Information
Name of Company    Baylor College of Medicine
Address    One Baylor Plaza, M.S. BCM 203
Houston, TX 77030
Contact Person    Linda Zoleta
Phone    713-798-4323
BANK INFORMATION
Swift Code    [*…***…] (International Wires)
ABA Transit Routing Number (for wires) […***…]
ABA Transit Routing Number (for ACH) […***…]
Name of Recipient Bank    JPMorgan Chase Bank
717 Travis, 8th Floor South
8-CBBS-302
Houston, TX 77002
Bank Contact    Lewis H. Gissel
Phone    713-216-0401
Account Number    […***…]
Further Credit to-    Baylor College of Medicine, General Acct.
Reference    Baylor Licensing Group —BLG# 13-040
PLEASE NOTE:
Once the money is wired, we need prompt notification (email and/or fax) to the attention of Nellie Villarreal of the date and amount that was wired. The email is blg@bcm.edu, and the fax number is 713-798-1252.